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                                                                    EXHIBIT 99.1



                 NEXPRISE ANNOUNCES SALE OF INTEREST IN AMPHIRE

CARLSBAD, CA.--AUGUST 29, 2002-- NexPrise, Inc., a leading source for business process applications, today announced the sale of their interest in Amphire, a leading provider of supply chain solutions.

Under the terms of the agreement, NexPrise has sold all of its shares of Amphire common stock for $2 million in cash to parties unaffiliated with NexPrise. The transaction will result in a gain of approximately $1.8 million, which NexPrise will report in the quarter ending September 30, 2002. NexPrise will no longer hold a seat on the Amphire board of directors.

"NexPrise has gone through a tremendous evolution over the past year and it is important for us to stay focused and committed to selling our business process applications built on the NexPrise nProcess Platform," said Ted Drysdale, NexPrise CEO. "Though we have great respect for Amphire, our product offerings have moved in different directions, and we feel it no longer makes strategic sense for NexPrise to be involved with Amphire. They have our best wishes for success."

ABOUT NEXPRISE

NexPrise, Inc., a leading source for business process applications, provides solutions and services that enable discrete manufacturing companies to address their specific business challenges. These solutions complement and expand on currently installed enterprise systems and allow for continual process improvements required to meet individual companies' changing business demands. NexPrise helps eliminate risks by providing a near-term return on investment, addressing business problems directly, and reducing costs. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

For Media Inquiries:
Tom Anthony
NexPrise, Inc.
760-804-1333
tanthony@nexprise.com

For Investor Inquiries:
Danielle Scheg
Thomson Financial Corporate Group
415-617-2541
Danielle.scheg@tfn.com